Exhibit 1

Safe Bulkers, Inc. Announces Election of Class II Directors

at 2013 Annual Meeting of Stockholders

Athens, Greece - June 4, 2013 --Safe Bulkers, Inc. (the “Company”) (NYSE: SB), an international provider of marine drybulk transportation services, announced the election of two Class II directors at the Company’s annual meeting of stockholders held in Athens yesterday.

Elected Class II directors were Loukas Barmparis and John Gaffney. The Class II directors were elected to hold office for a term ending at the annual meeting of stockholders in 2016 and until their respective successors have been duly elected and qualified.

Stockholders also ratified the appointment of Deloitte, Hadjipavlou, Sofianos & Cambanis S.A. as the Company’s independent auditors for the fiscal year ending December 31, 2013.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of such services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB”. The Company’s current fleet consists of 26 drybulk vessels, all built 2003 onwards, and the Company has contracted to acquire eight additional drybulk newbuild vessels to be delivered at various dates through 2015.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Act of 1934, as amended). Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Statements contained in this press release are based upon information presently available to the Company and assumptions that the Company believes to be reasonable. The Company is not assuming any duty to update this information should those facts change or should the Company no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the Company's common stock, the performance of the Company's business and other risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. There is no assurance that the Company will complete the Public Offering or Private Placement or on what terms.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President

Safe Bulkers, Inc.

Athens, Greece

Tel.: +30 (210) 899-4980

Fax: +30 (210) 895-4159

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: safebulkers@capitallink.com